Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614

Pricing Supplement dated October 29, 2021 to the
Prospectus dated December 26, 2018,
Prospectus Supplement dated November 19, 2020 and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated November 19, 2020

The Bank of Nova Scotia
$1,843,000
Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside, Principal at Risk Securities
Linked to the S&P 500® Index Due November 3, 2025
The Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside, Principal at Risk Securities, Linked to the S&P 500® Index Due November 3, 2025 (the “Securities”) offered hereunder are senior unsecured debt obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.
The Securities will not be listed on any securities exchange or automated quotation system.
The Securities do not bear interest. If the Closing Level of the S&P 500® Index (which we refer to as the “Reference Asset”) on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, we will automatically call the Securities for the Principal Amount plus the Call Premium applicable to that Call Date. If the Securities are not automatically called on any Call Date, the amount that you will be paid on your Securities at maturity will be based on the performance of the Reference Asset as measured from the Pricing Date to and including the Final Calculation Day. If the Securities are not automatically called and the Percentage Change of the Reference Asset is below -7.50% (the Ending Level is less than the Starting Level by more than 7.50%), you will lose a portion of your investment in the Securities and may lose up to 92.50% of your investment depending on the performance of the Reference Asset. Additionally, any positive return on the Securities will be limited to the applicable Call Premium, even if the Closing Level of the Reference Asset on the applicable Call Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Reference Asset beyond the applicable fixed Call Premium. In addition, any payment on your Securities is subject to the creditworthiness of The Bank of Nova Scotia.
The Call Dates and the Call Premium applicable to each Call Date are set forth in the table below:
Call Date	Call Premium
November 3, 2022	5.50% of the Principal Amount
November 3, 2023	11.00% of the Principal Amount
November 4, 2024	16.50% of the Principal Amount
October 27, 2025 (which is also the Final Calculation Day)	22.00% of the Principal Amount
If the Securities are not automatically called on any Call Date (including the Final Calculation Day), to determine your payment at maturity, we will first calculate the percentage decrease in the Ending Level (determined on the Final Calculation Day, subject to adjustment) from the Starting Level (which is the Closing Level of the Reference Asset on the Pricing Date), which we refer to as the Percentage Change. If the Securities are not automatically called, the percentage change will reflect a negative return based on the decrease in the level of the Reference Asset over the term of the Securities. If the Securities are not automatically called, at maturity, for each $1,000 Principal Amount of your Securities:
●	if the Ending Level is less than the Starting Level but not by more than 7.50% (the Percentage Change is negative but not below -7.50%), you will receive an amount in cash equal to $1,000; or
●	if the Ending Level is less than the Starting Level by more than 7.50% (the Percentage Change is negative and below -7.50%), you will receive less than $1,000 and have 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 7.50%. In this case, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the sum of the Percentage Change plus 7.50%.
You could lose up to 92.50% of your investment in the Securities. A percentage decrease of more than 7.50% between the Starting Level and the Ending Level will reduce the payment you will receive at maturity below the Principal Amount of your Securities.
The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank expects to incur and profits that the Bank expects to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities. The Underwriters may, but are not obligated to, purchase any Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your investment in the Securities. The Bank's profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it effects. The Bank's affiliates or the Underwriters’ affiliates may also realize a profit from a hedging transaction with our affiliate and/or an affiliate of Wells Fargo Securities, LLC (“WFS”) in connection with your Securities as described under “The Bank’s Estimated Value of the Securities”.
The return on your Securities will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Securities are derivative products based on the performance of the Reference Asset. The Securities do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense.
The Securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc., our affiliate, has agreed to purchase the Securities from us for distribution to other registered broker dealers including WFS. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale. If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and on page PS-36 of the accompanying product prospectus supplement.
	Per Security	Total
Price to public[1]	100.00%	$1,843,000.00
Underwriting commissions[2]	2.825%	$52,064.75
Proceeds to The Bank of Nova Scotia[3]	97.175%	$1,790,935.25
The Securities have complex features and investment in the Securities involves certain risks. You should refer to “Additional Risks” beginning on page P-15 in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.
We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Original Issue Date against payment in immediately available funds.
Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC.
1 The estimated value of the Securities as determined by the Bank as of the pricing date is $960.44 (96.044%) per $1,000 Principal Amount of the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement for additional information.
2 Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $28.25 (2.825%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $17.50 (1.75%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA. In respect of certain Securities sold in this offering, we will also  pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.
3 Excludes any profits from hedging. For additional considerations relating to hedging activities see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product prospectus supplement. See “Additional Terms of the Securities” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	0641595N2 / US0641595N29
Type of Securities:	Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside, Principal at Risk Securities
Reference Asset:	The S&P 500® Index (Bloomberg Ticker: SPX)
Sponsor:	S&P Dow Jones Indices LLC
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Security
Original Offering Price:	100.00% of the Principal Amount of each Security
Currency:	U.S. Dollars
Pricing Date:	October 29, 2021
Trade Date:	October 29, 2021
Original Issue Date:	November 3, 2021
Delivery of the Securities will be made against payment therefor on the 3rd Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in 2 Business Days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.
Maturity Date:
November 3, 2025 or, if such day is not a Business Day, the next succeeding Business Day. If the scheduled Final Calculation Day is not a Trading Day or if a market disruption event occurs or is continuing on the day that would otherwise be the Final Calculation Day so that the Final Calculation Day as postponed falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Calculation Day as postponed.

Final Calculation Day:
October 27, 2025 or, if such day is not a Trading Day, the next succeeding Trading Day. The Final Calculation Day is also subject to postponement due to the occurrence of a market disruption event. See “—Postponement of a Calculation Day” herein.

Trading Day:
For purposes of the Securities, a “Trading Day” means a day, as determined by the Calculation Agent, on which (i) the relevant exchanges with respect to each security underlying the Reference Asset (the “Reference Asset Constituent Stocks”) are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session

Principal at Risk:	You may lose a substantial portion of your investment if the Securities are not automatically called and there is a percentage decrease from the Starting Level to the Ending Level of more than 7.50%.
Automatic Call Feature:
If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Principal Amount per Security plus the Call Premium applicable to the relevant Call Date. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.

Any positive return on the Securities will be limited to the applicable Call Premium, even if the Closing Level of the Reference Asset on the applicable Call Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Reference Asset beyond the applicable fixed Call Premium.

If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Call Dates and Call Premiums:	Call Date	Call Premium	Payment per Security upon an Automatic Call
	November 3, 2022	5.50% of the Principal Amount	$1,055.00
	November 3, 2023	11.00% of the Principal Amount	$1,110.00
	November 4, 2024	16.50% of the Principal Amount	$1,165.00
	October 27, 2025*	22.00% of the Principal Amount	$1,220.00
* October 27, 2025 is also the Final Calculation Day.
The Call Dates are subject to postponement for non-Trading Days and the occurrence of a market disruption event. See “—Postponement of a Calculation Day” herein.
Call Settlement Date:	Five business days after the applicable Call Date (as each such Call Date may be postponed pursuant to “—Postponement of a Calculation Day” herein, if applicable); provided that the Call Settlement Date for the last Call Date is the Maturity Date

Fees and Expenses:
Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $28.25 (2.825%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”), with a selling concession of $17.50 (1.75%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, in respect of certain Securities sold in this offering, we will also pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.
Redemption Amount at Maturity:
If the Securities are not automatically called on any Call Date (including the Final Calculation Day), the Redemption Amount at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:

● If the Ending Level is less than the Starting Level and greater than or equal to the Threshold Level, the Redemption Amount at Maturity will equal: $1,000; or
● If the Ending Level is less than the Threshold Level, the Redemption Amount at Maturity will equal:
Principal Amount + [Principal Amount × (Percentage Change + Threshold Percentage)]
In this case you will have 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 7.50%. Accordingly, you could lose up to 92.50% of your investment in the Securities.
Starting Level:	4,605.38
Ending Level:	The Closing Level of the Reference Asset on the Final Calculation Day
Closing Level:
For any date of determination, the closing level of the Reference Asset published on the Bloomberg Professional® service (“Bloomberg”) page “SPX<Index>” or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Level will be determined by the Calculation Agent. See “—Market Disruption Events”, “—Postponement of a Calculation Day” and “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” herein.

Percentage Change:	The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, is calculated as follows:
Ending Level – Starting Level Starting Level
For the avoidance of doubt, because the Percentage Change will be calculated only if the Ending Level is less than the Threshold Level, the Percentage Change will be a negative value in any circumstance in which it is relevant to the amounts payable on the Securities.
Threshold Level:	4,259.9765, which is equal to the Starting Level multiplied by the difference of 100.00% minus the Threshold Percentage
Threshold Percentage:	7.50%
Market Disruption Event:
For purposes of the Securities, the definition of “market disruption event” set forth in the accompanying product prospectus supplement is superseded. For purposes of the Securities, a “market disruption event” means any of the following events as determined by the Calculation Agent in its sole discretion:

	(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchange(s) or otherwise relating to securities which then comprise 20% or more of the level of the Reference Asset or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.
	(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Reference Asset or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.
	(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Reference Asset or any successor equity index on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day.
	(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day.
	(E)	The closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the Reference Asset or any successor equity index are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at such actual closing time on that day.
	(F)	The relevant exchange for any Reference Asset Constituent or any security underlying a successor equity index or any related exchange fails to open for trading during its regular trading session.
For purposes of determining whether a market disruption event has occurred:
	(1)	the relevant percentage contribution of a security to the level of the Reference Asset or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Reference Asset or successor equity index, in each case immediately before the occurrence of the market disruption event;
	(2)	the “close of trading” on any Trading Day for the Reference Asset or any successor equity index means the scheduled closing time of the relevant exchanges with respect to the Reference Asset Constituents or the securities underlying a successor equity index on such Trading Day; provided that, if the actual closing time of the regular trading session of any such relevant exchange is earlier than its scheduled closing time on such Trading Day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” herein, with respect to any security underlying the Reference Asset or successor equity index for which such relevant exchange is its relevant exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” herein, with respect to any futures or options contract relating to the Reference Asset or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant exchanges, but in no event later than the scheduled closing time of the relevant exchanges;
(3)	the “scheduled closing time” of any relevant exchange or related exchange on any Trading Day for the Reference Asset or any successor equity index means the scheduled weekday closing time of such relevant exchange or related exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and

	(4)	an “exchange business day” means any Trading Day for the Reference Asset or any successor equity index on which each relevant exchange for the Reference Asset Constituents or the securities underlying a successor equity index and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.
Relevant Exchange:	The “relevant exchange” for any security then underlying the Reference Asset means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.
Related Exchange:
The “related exchange” means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset

Postponement of a Calculation Day:
The Call Dates (including the Final Calculation Day) are each referred to as a “calculation day” for purposes of postponement. If any calculation day is not a Trading Day, such calculation day will be postponed to the next succeeding Trading Day

If a market disruption event occurs or is continuing on any calculation day, then such calculation day will be postponed to the first succeeding Trading Day on which a market disruption event has not occurred and is not continuing. If a market disruption event occurs or is continuing on each Trading Day to and including the eighth Trading Day following the originally scheduled calculation day, then that eighth Trading Day will be deemed to be the applicable calculation day. If a calculation day has been postponed eight Trading Days after the originally scheduled calculation day, then the Closing Level of the Reference Asset on such eighth Trading Day will be determined (or, if not determinable, estimated by the

Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that eighth Trading Day, regardless of the occurrence or continuance of the market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Level that would have prevailed on such date in the absence of the market disruption event.
Notwithstanding anything to the contrary in the accompanying product prospectus supplement, the Call Dates (including the Final Calculation Day) (each referred to in this section as a “calculation day”) will be postponed as set forth herein.
Form of Securities:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC
Status:
The Securities will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Tax Redemption:
The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See “Tax Redemption” in the accompanying product prospectus supplement.

Listing:	The Securities will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Canadian Bail-in:	The Securities are not bail-inable debt securities under the CDIC Act
Investing in the Securities involves significant risks. You may lose up to 92.50% of your principal amount. The downside market exposure to the Reference Asset is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL TERMS OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus dated December 26, 2018, as supplemented by the accompanying prospectus supplement dated November 19, 2020 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
Prospectus Supplement dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004168/bn55448882-424b2.htm

INVESTOR SUITABILITY

The Securities may be suitable for you if:
●	You fully understand and accept the risks inherent in an investment in the Securities, including the risk of losing most of your investment
●	You can tolerate a loss of up to 92.50% of your investment
●	You believe that the Closing Level of the Reference Asset will be greater than or equal to the Starting Level on one of the four Call Dates
●
You seek the potential for a fixed return if the Reference Asset has appreciated at all as of any of the four Call Dates in lieu of full participation in any potential appreciation of the Reference Asset

●
You understand that if the Closing Level of the Reference Asset is less than the Starting Level on each of the four Call Dates (including the Final Calculation Day), you will not receive any positive return on your investment in the Securities, and that if the Closing Level of the Reference Asset on the Final Calculation Day (i.e., the Ending Level) is less than the Starting Level by more than 7.50%, you will receive less, and up to 92.50% less, than the Principal Amount at maturity

●	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset
●	You do not seek current income from your investment and are willing to forgo dividends paid on the Reference Asset Constituent Stocks
●
You understand that the term of the Securities may be as short as approximately 12 months and that you will not receive a higher Call Premium payable with respect to a later Call Date if the Securities are called on an earlier Call Date

●	You are willing to hold the Securities to maturity, a term of approximately 48 months, and accept that there may be little or no secondary market for the Securities
●
You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal

The Securities may not be suitable for you if:
●	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Securities, including the risk of losing most of your investment
●	You seek a security with a fixed term
●	You require an investment designed to guarantee a full return of principal at maturity
●	You cannot tolerate a loss of up to 92.50% of your investment
●
You are unwilling to accept the risk that, if the Closing Level of the Reference Asset is less than the Starting Level on each of the four Call Dates (including the Final Calculation Day), you will not receive any positive return on your investment in the Securities

●	You are unwilling to purchase Securities with an estimated value as of the Pricing Date that is lower than the Principal Amount
●	You seek exposure to the upside performance of the Reference Asset beyond the applicable Call Premium
●	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset
●	You seek current income from your investment or prefer to receive dividends paid on the Reference Asset Constituent Stocks
●	You are unwilling to hold the Securities to maturity, a term of approximately 48 months, or you seek an investment for which there will be an active secondary market
●	You are not willing to assume the credit risk of the Bank for all payments under the Securities

●	You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings
The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Additional Risks” of this pricing supplement and the “Additional Risk Factors Specific to the Notes” of the accompanying product prospectus supplement for risks related to an investment in the Securities.

HYPOTHETICAL PAYOUT PROFILE

The following graph illustrates the potential payment on the Securities for a range of hypothetical percentage changes in the Closing Level of the Reference Asset from the Pricing Date to the applicable Call Date (including the Final Calculation Day). The profile is based on the Call Premium of 5.50% for the first Call Date, 11.00% for the second Call Date, 16.50% for the third Call Date and 22.00% for the final Call Date and the Threshold Level equal to 92.50% of the Starting Level. This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level of the Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call.

HYPOTHETICAL RETURNS

Hypothetical Returns if the Securities are Called
If the Securities are automatically called:
Assuming that the Securities are automatically called, the following table illustrates, for each hypothetical Call Date on which the Securities are automatically called:
●	the payment per Security on the related Call Settlement Date; and
●	the pre-tax total rate of return.

Hypothetical Call Date on which Securities are automatically called	Payment per Security on related Call Settlement Date	Pre-tax total rate of return
1st Call Date	$1,055.00	5.50%
2nd Call Date	$1,110.00	11.00%
3rd Call Date	$1,165.00	16.50%
4th Call Date	$1,220.00	22.00%
If the Securities are not automatically called:
Assuming that the Securities are not automatically called, the following table illustrates, for a range of hypothetical Ending Levels of the Reference Asset:
●	the hypothetical percentage change from the hypothetical Starting Level to the hypothetical Ending Level, assuming a hypothetical Starting Level of 4,000.00;
●	the hypothetical Redemption Amount at Maturity per Security; and
●	the hypothetical pre-tax total rate of return.

Hypothetical Ending Level	Hypothetical percentage change from the hypothetical Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
3,800.00	-5.00%	$1,000.00	0.00%
3,700.00	-7.50%	$1,000.00	0.00%
3,660.00	-8.50%	$990.00	-1.00%
3,600.00	-10.00%	$975.00	-2.50%
3,400.00	-15.00%	$925.00	-7.50%
3,200.00	-20.00%	$875.00	-12.50%
3,000.00	-25.00%	$825.00	-17.50%
2,000.00	-50.00%	$575.00	-42.50%
1,000.00	-75.00%	$325.00	-67.50%
0.00	-100.00%	$75.00	-92.50%
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive upon an automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level of the Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE SECURITIES

If the Closing Level of the Reference Asset is less than the Starting Level on each of the first three Call Dates, the Securities will not be automatically called prior to the Final Calculation Day, and you will receive a Redemption Amount at Maturity that will be greater than, equal to or less than the Principal Amount per Security, depending on the Ending Level (i.e., the Closing Level of the Reference Asset on the Final Calculation Day). The examples set out below are included for illustration purposes only and are used to illustrate the calculation of the Redemption Amount at Maturity (rounded to two decimal places). These examples are not estimates or forecasts of the actual Starting Level, the Ending Level or the Closing Level of the Reference Asset on any Call Date, on the Final Calculation Day or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Securities with a Principal Amount of $1,000.00, a Threshold Percentage of 7.50% (the Threshold Level is 92.50% of the Starting Level), the Call Premium applicable to the Final Calculation Day of 22.00%, the Securities have not been automatically called on any of the first three Call Dates and that no market disruption event occurs on the Final Calculation Day. Amounts below may have been rounded for ease of analysis.
Example 1. Ending Level is greater than the Starting Level, the Securities are automatically called on the Final Calculation Day and the Redemption Amount at Maturity is equal to the Principal Amount plus the applicable Call Premium:
Hypothetical Starting Level: 4,000.00
Hypothetical Ending Level: 6,000.00
Because the hypothetical Ending Level is greater than the hypothetical Starting Level, the Securities are automatically called on the Final Calculation Day and you will receive the Principal Amount of your Securities plus the Call Premium of 22.00% of the Principal Amount per Security. Even though the Reference Asset appreciated by 50.00% from its Starting Level to its Ending Level in this example, your return is limited to the Call Premium of 22.00% that is applicable to the Final Calculation Day.
On the Maturity Date, you would receive $1,220.00 per Security.
Example 2. Ending Level is less than the Starting Level but equal to or greater than the Threshold Level and the Redemption Amount at Maturity is equal to the Principal Amount:
Hypothetical Starting Level: 4,000.00
Hypothetical Ending Level: 3,800.00
Hypothetical Threshold Level: 3,700.00, which is 92.50% of the hypothetical Starting Level
Because the hypothetical Ending Level is less than the hypothetical Starting Level, but not by more than 7.50%, you would not lose any of the Principal Amount of your Securities.
On the Maturity Date, you would receive $1,000.00 per Security.
Example 3. Ending Level is less than the Threshold Level and the Redemption Amount at Maturity is less than the Principal Amount:
Hypothetical Starting Level: 4,000.00
Hypothetical Ending Level: 2,000.00
Hypothetical Threshold Level: 3,700.00, which is 92.50% of the hypothetical Starting Level
Because the hypothetical Ending Level is less than the hypothetical Starting Level by more than 7.50%, you would lose a portion of the Principal Amount of your Securities and receive a Redemption Amount at Maturity equal to:
$1,000 + [$1,000 × (-50.00% + 7.50%)] = $575.00
On the Maturity Date, you would receive $575.00 per Security, resulting in a loss of 42.50%.
Because the actual Starting Level and Threshold Level differ, and the Ending Level may differ, from the values assumed above, the results indicated above would be different; the actual Starting Level and Threshold Level are specified herein.

Accordingly, if the Securities are not automatically called on any Call Date and the Percentage Change is negative by more than -7.50%, meaning the percentage decline from the Starting Level to the Ending Level is greater than 7.50%, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Percentage Change in excess of the Threshold Percentage. You may lose up to 92.50% of your investment in the Securities.
Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL RISKS

An investment in the Securities involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement and “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.
You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.
Risks Relating to Return Characteristics
Risk of Loss at Maturity
Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 7.50%. If the Percentage Change is negative by more than 7.50%, meaning the Ending Level is less than the Threshold Level, you will lose a significant portion of your investment in an amount equal to the Percentage Change in excess of the Threshold Percentage. Accordingly, if the Securities are not automatically called, you may lose up to 92.50% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 7.50%.
The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity
You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Reference Asset at such time is greater than or equal to the Threshold Level.
The Potential Return On The Securities Is Limited To The Call Premium
The potential return on the Securities is limited to the applicable Call Premium, regardless of the performance of the Reference Asset. The Reference Asset may appreciate by significantly more than the percentage represented by the applicable Call Premium from the Pricing Date through the applicable Call Date, in which case an investment in the Securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Reference Asset. In addition, you will not receive the value of dividends or other distributions paid with respect to the Reference Asset. Furthermore, if the Securities are called on an earlier Call Date, you will receive a lower Call Premium than if the Securities were called on a later Call Date, and accordingly, if the Securities are called on one of the three earlier Call Dates, you will not receive the highest potential Call Premium.
You Will Be Subject To Reinvestment Risk
If your Securities are automatically called prior to the Final Calculation Day, the term of the Securities may be reduced to as short as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to maturity.
No Interest.
The Securities do not bear interest and, accordingly, you will not receive any interest payments on the Securities.
The Securities Differ from Conventional Debt Instruments
The Securities are not conventional notes or debt instruments. The Securities do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. If the Securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.
Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks
Holding the Securities is not the same as holding the Reference Asset Constituent Stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset Constituent Stocks would enjoy.

No Assurance that the Investment View Implicit in the Securities Will Be Successful
It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the level of the Reference Asset will rise above the Starting Level as of any Call Date or that the percentage decline from the Starting Level to the Ending Level will not be greater than the Threshold Percentage. The Closing Levels of the Reference Asset and the Ending Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset Constituent Stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset Constituent Stocks in particular, and the risk of losing some or most of your investment in the Securities.
Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset Constituent Stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities. Certain periods of historical performance of the Reference Asset or the Reference Asset Constituent Stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned Securities with terms similar to these Securities in the past. See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.
Risks Relating to Characteristics of the Reference Asset
The Securities are Subject to Market Risk
The return on the Securities is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset Constituent Stocks. The return on the Securities will depend on whether the Closing Level of the Reference Asset on any Call Date is greater than or equal to the Starting Level which will result in an automatic call of the Securities and a return equal to the applicable Call Premium, and if not automatically called, the extent to which the Percentage Change is negative. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Stocks and, therefore, the Reference Asset.
The Reference Asset Reflects Price Return Only and Not Total Return
The return on your Securities is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Securities will not include such a total return feature or dividend component.
Past Performance is Not Indicative of Future Performance
The actual performance of the Reference Asset over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.
Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and the Amount Payable on, the Securities
The policies of the Sponsor concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset Constituent Stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of, and the amount payable on, the Securities.
The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests
The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of, and the amount payable on, your Securities.

Risks Relating to Hedging Activities and Conflicts of Interest
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities
The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our respective affiliates and/or the Underwriters also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before a Call Date (including the Final Calculation Day).
The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset Constituent Stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In addition, you should expect that these transactions will cause the Bank, our respective affiliates and/or the Underwriters, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.
Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Securities. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.
The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.
In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Asset or the Reference Asset Constituent Stocks. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Asset or the Reference Asset Constituent Stocks could adversely affect the level of the Reference Asset and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Reference Asset from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Reference Asset Constituent Stock Issuers
The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuers of the Reference Asset Constituent Stocks (the “ Reference Asset Constituent Stock Issuers”) or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.
Other Investors in the Securities May Not Have the Same Interests as You
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Asset.
The Calculation Agent Can Postpone any Call Date (including the Final Calculation Day) for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs
If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be a Call Date, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, such Call Date will be postponed until the first following Trading Day on which no market disruption event occurs or is continuing, although such Call Date will not be postponed by more than eight scheduled Trading Days. Moreover, if such Call Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Call Date or the Final Calculation Day, as applicable, and the Calculation Agent will determine the applicable Closing Level or Ending Level that must be used to determine whether the Securities are subject to an automatic call or the Redemption Amount at Maturity, as applicable. See “Summary—Market Disruption Events” and “—Postponement of a Calculation Day” in this pricing supplement as well as “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” in the accompanying product prospectus supplement.
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or The Sponsor and the Bank, Scotia Capital (USA) Inc., Our Other Affiliates or, Except to the Extent Their Parent’s Common Stock is Included in the Reference Asset, Wells Fargo Securities, LLC or its Affiliates, and None of the Bank, the Underwriters or Any of Their Respective Affiliates Are Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or The Sponsor
The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the Reference Asset Constituent Stock Issuers. None of the Bank, Scotia Capital (USA) Inc., any of our other affiliates or, except to the extent their parent’s common stock is included in the Reference Asset, Wells Fargo Securities, LLC or its affiliates, are affiliated with any of the companies included in the Reference Asset or assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the Reference Asset Constituent Stocks. Before investing in the Securities you should make your own investigation into the Reference Asset and the Reference Asset Constituent Stock Issuers. See “Information Regarding the Reference Asset” below for additional information about the Reference Asset.

A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You
If any dealer participating in the distribution of the Securities (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the Securities to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the Securities to you.
Risks Relating to Estimated Value and Liquidity
The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.
WFS has advised us that if it or any of its affiliates makes a secondary market in the Securities at any time up to the Original Issue Date or during the 4-month period following the Original Issue Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the Original Offering Price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. If you hold the Securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.
The Bank's Estimated Value of the Securities is Lower Than the Original Offering Price of the Securities
The Bank's estimated value is only an estimate using several factors. The Original Offering Price of the Securities exceeds the Bank's estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the Original Offering Price of the Securities. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates
The Bank's estimated value of the Securities was determined by reference to the Bank's internal pricing models when the terms of the Securities were set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions. See “The Bank's Estimated Value of the Securities” in this pricing supplement.

The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate has an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner
Your Securities may trade quite differently from the performance of the Reference Asset or the Reference Asset Constituent Stocks. Changes in the levels of the Reference Asset or the Reference Asset Constituent Stocks may not result in a comparable change in the market value of your Securities. We discuss some of the reasons for this disparity under “— Risks Relating to Estimated Value and Liquidity — The Price at Which the Securities May Be Sold
 Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” herein.
We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of this pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price as provided on the cover of this pricing supplement.
The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Security, (ii) volatility of the level of the Reference Asset and the market's perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Asset and (vi) time remaining to maturity. In particular, because the provisions of the Security relating to the Redemption Amount at Maturity and the Call Premium behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100.00% of the Original Offering Price if you sell your Securities prior to maturity. We anticipate that the value of the Securities will always be at a discount to the Principal Amount plus the relevant Call Premium.
The Securities Lack Liquidity
The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.
The COVID-19 Virus May Have an Adverse Impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain Tax Treatment
Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

The S&P 500® Index
The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P” or the “sponsor”) chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the index. The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500/ and spglobal.com/. We are not incorporating by reference the websites or any material they include in this pricing supplement or any document incorporated herein by reference.
S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P 500® Index committee (the “S&P Index Committee”). Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $13.1 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the S&P Index Committee if the S&P Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds (“ETFs”), exchange-traded notes, royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.
Calculation of the S&P 500® Index
The S&P 500® Index is calculated using a base-weighted aggregative methodology. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.
The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.
In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.
Maintenance of the S&P 500® Index
In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected reference asset constituent stock and consequently of altering the aggregate market value of the reference asset constituent stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected reference asset constituent stock, S&P generally derives a new divisor by dividing the post-event market value of the reference asset constituent stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the reference asset companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.
Accelerated Implementation Rule
1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:
(a)  at least US $150 million, and
(b)  at least 5% of the pre-event total shares.
In addition to the materiality threshold, public offerings must satisfy the following conditions:
●   be underwritten.

●   have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
●   have a publicly available confirmation from an official source that the offering has been completed.
For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.
Exception to the Accelerated Implementation Rule
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.
Announcement Policy
For accelerated implementation, S&P will generally provide two (2) business days’ notice for all non-US listed stocks  and US listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt US listed stocks.
IWF Updates
Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.
IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.
Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.
Other than the situations described above, please note that IWF changes are only made at the annual IWF review.
Share Updates
When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.
For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.
Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.

Exceptions:
Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.
Rebalancing Guidelines – Share/IWF Freeze
A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).
During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. The suspensions include all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.
Spin-Offs
As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.
Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the S&P Index Committee, a spin-off company may be retained in the S&P 500® Index if the S&P Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the S&P Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion
Addition
Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.
Deletion
The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering
All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy
S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or S&P Index Committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the S&P Index Committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the S&P Index Committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:
Market Disruption Prior to Open of Trading:
(i)	If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.
Market Disruption Intraday:
If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of SPFS. These trademarks have been sublicensed for certain purposes by us. The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee:
The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, SPFS or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P Dow Jones Indices’ only relationship to the Bank is the licensing of certain trademarks and trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to the Bank or the Securities. S&P Dow Jones Indices has no obligation to take the needs of the Bank or the owners of the Securities into consideration in determining, composing or calculating the S&P 500® Index. Neither S&P nor its third party licensors are responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the Securities.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information
The graph below illustrates the performance of the Reference Asset from January 1, 2016 through October 29, 2021. The dotted line represents the Threshold Level of 4,259.9765, which is equal to 92.50% of 4,605.38, which was the Closing Level of the Reference Asset on October 29, 2021. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any Call Date or the Ending Level. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of the Bank, has agreed to purchase the Securities from the Bank for distribution to other registered broker-dealers.
Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $28.25 (2.825%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include WFA, with a selling concession of $17.50 (1.75%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.
In addition, in respect of certain Securities sold in this offering, we will also pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.
The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.
Conflicts of Interest
Scotia Capital (USA) Inc. is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Scotia Capital (USA) Inc. is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to European Economic Area Retail Investors
(a)	the expression “retail investor” means a person who is one (or more) of the following:
	(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
	(ii)	a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
	(iii)	not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and
(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities so as to enable an investor to decide to purchase or subscribe for the Securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The Securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)	the expression "retail investor" means a person who is one (or more) of the following:
	(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "EUWA") and the regulations made under the EUWA, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403) (as may be amended or superseded from time to time); or
	(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403) (as may be amended or superseded from time to time); or
	(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA, subject to amendments made by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/1234) (as may be amended or superseded from time to time) ; and
(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities so as to enable an investor to decide to purchase or subscribe for the Securities.
Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA, subject to amendments made by the Packaged Retail and Insurance-based Investment Products (Amendment) (EU Exit) Regulations 2019 (SI 2019/403) (as may be amended or superseded from time to time, the “UK PRIIPs Regulation”) for offering or selling any Securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any Securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

THE BANK'S ESTIMATED VALUE OF THE SECURITIES

The Bank's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank's internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the Securities was determined when the terms of the Securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates.”
The Bank's estimated value of the Securities is lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities. These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value of the Securities Is Lower Than the Original Offering Price of the Securities” in this pricing supplement.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product prospectus supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.
Additional Information About the Terminology Used in this Pricing Supplement
This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplement. For the avoidance of doubt, the provisions in this pricing supplement regarding any payment on the Securities (whether upon automatic call or at maturity) will control. Please read this pricing supplement and the accompanying prospectus, prospectus supplement, and product prospectus supplement with the following mapping in mind.
“Security”	The accompanying product prospectus supplement refers to a Security as a “note”
“Original Offering Price”	The accompanying product prospectus supplement refers to the Original Offering Price as the “original issue price”
“Final Calculation Day”	The accompanying product prospectus supplement refers to a Final Calculation Day as a “valuation date”
“Call Date”	The accompanying product prospectus supplement refers to a Call Date as a “valuation date”
“Starting Level”	The accompanying product prospectus supplement refers to the Starting Level as the “Initial Level”
“Ending Level”	The accompanying product prospectus supplement refers to the Ending Level as the “Final Level”
“Redemption Amount at Maturity”	The accompanying product prospectus supplement refers to the Redemption Amount at Maturity as the “payment at maturity”
“Threshold Level”	The accompanying product prospectus supplement refers to the Threshold Level as the “Buffer Level”
“Threshold Percentage”	The accompanying product prospectus supplement refers to the Threshold Percentage the a “Buffer Percentage”
“Sponsor”	The accompanying product prospectus supplement refers to the Sponsor as the “Index Sponsor”

CANADIAN INCOME TAX CONSEQUENCES

An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the accompanying prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement.
U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Except as provided above under “Canadian Income Tax Consequences”, tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. By purchasing the Securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the Reference Asset that are “open transactions” for U.S. federal income tax purposes. If your Securities are so treated, and you are a U.S. holder, as defined in the accompanying product prospectus supplement, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.
However, it is possible that the IRS could assert that your holding period in respect of the Securities should end on the date on which the amount you are entitled to receive upon maturity or automatic call of the Securities is determined, even though you will not receive any amounts from the Bank in respect of the Securities ending prior to the maturity or automatic call of the Securities. In such case, you may be treated as having a holding period in respect of the Securities prior to the maturity or automatic call of the Securities, and such holding period may be less than one year even if you receive cash upon the maturity or automatic call of the Securities at a time that is more than one year after the beginning of your holding period.
Although uncertain, it is possible that the Call Premium, or proceeds received from the taxable disposition of your Securities prior to the Call Settlement Date that could be attributed to the expected Call Premium, could be treated as ordinary income or as short-term capital gain. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain recognized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, as defined in the accompanying product prospectus supplement, subject to Section 897 of the Code, Section 871(m) of the Code and FATCA, each discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain recognized on the taxable disposition of the Securities generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, (iii) you fail to provide the relevant correct, completed and executed IRS Form W-8 or (iv) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain recognized by a non-U.S. holder in respect of a Security upon a taxable disposition (including cash settlement) of the Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Securities are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stock, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon the Pricing Date of the Securities. If withholding under Section 871(m) of the Code is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent Stock or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent Stock or the Securities. If you enter, or have entered, into other transactions in respect of the Reference Asset, Reference Asset Constituent Stocks or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisors regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition (because recent proposed Treasury regulations, which may be currently relied upon, would eliminate FATCA withholding on gross proceeds), and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

VALIDITY OF THE SECURITIES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the Bank, when the Securities offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 30, 2018.